As filed with the Securities and Exchange Commission on January 28, 2009 Registration No. _____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Ultra Sun Corp.
(Name of Registrant as Specified in its Charter)

Nevada	20-1898270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1532 East St. Marks Court Salt Lake City, Utah	84124
(Address of principal executive offices)	(Zip Code)

Issuer's Telephone Number:	(801) 573-6982

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Indicate by Check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large Accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Don not check if a smaller reporting company)	Smaller reporting company	☑

Ultra Sun Corp.

FORM 10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

Item 1.  DESCRIPTION OF BUSINESS

General Business

Ultra Sun presently operates a tanning salon in Utah under the name Sahara Sun.  The salon contains the traditional tanning beds along with spray on tanning machines.  It is Ultra Sun’s goal to seek to expand opening new salons as funds are available.  With the fragmented and locally owned nature of the tanning business, Ultra Sun’s management believes there is opportunity to expand into new markets and that it is possible to acquire established tanning salon businesses.

The tanning salon business has been expanding as improvements in technology and additional products and services have broadened the product offerings.  Most tanning salons have switched to machines, typically the clamshell looking beds, which utilize long wave light sources (UVA) as opposed to the older versions that utilized ultraviolet rays (UVB).  Although there may still be damage to the skin caused by UVA, many people prefer it to the UVB machines and sun exposure.  Older salons have the older UVA style beds or have had to upgrade to the newer beds in the last few years as the technology has advanced.  This change in technology has allowed for new facilities to open and offer an essentially new product from the older established salons.  With the major cost of a facility being the tanning beds, the older facilities have had to incur substantial new cost in upgrading their equipment to compete in the tanning business.  This extra cost has allowed new facilities to be established.

The newest and one of our more in demand items is the spray on tan for people concerned about exposure to sun or tanning bed rays.  Additionally, the consumer products that can be offered from skin care to tanning products has expanded over the same time offering additional avenues of revenue for a tanning salon.  Tanning salons are also seeing increased demand for services typically found in a day salon such as massages.  With these expansions in services and capabilities, tanning salons are becoming more profitable and reducing the seasonal nature of the business.  By being able to better utilize facilities’ space by providing multiple services and customer options, the tanning business has been able to reach into new demographics and revenue streams.

The tanning salon business has developed as a local owner single shop establishment ownership structure.  The only major corporate players in the industry tend to be franchisors.  There is little overlapping ownership and no major corporate ownership in the industry. A large salon owner would own five to ten salons.  Most of the tanning salons are located in strip malls adjacent to high traffic flow areas near residential communities.  Management has found the location near the residential communities is essential as people like the flexibility and ease of being able to run into the salon while running errands or being close to their homes.

The Company believes the tanning salon business in many ways is very generic in that all salons purchase tanning beds from a few suppliers with most beds similar complying with the same standards.  The differentiation among the salons comes in ancillary services offered, design and in customer service.  Additionally, the tanning salon business has been driven by the manufacturers of the equipment who have provided most of the training, design and some financing for the businesses.

The nature of the tanning salon business is often based on a debt financing plan or lease to own plan where the equipment to start the business is leased over three to five year periods.  This requires large upfront monthly cash outlays to pay for the equipment.  Once the equipment is paid for, and a clientele established, the cash flow from the tanning business changes to be cash flow positive for the tanning salon.  There are little outlays other than the equipment and facility lease.  Most employees are minimum wage level employees.

Products and Services

Ultra Sun is a full service tanning salon.  We offer a range of tanning options and utilize the newest tanning beds.  Additionally, we offer alternative tanning solutions with our spray on tanning machines for people who want to have a tanned look but do not want to have exposure to the sun or tanning beds’ rays.  As we have refined our business we have also offered tanning products for sale and are evaluating expanding into other day spa services such as massages.

Management believes that to maximize the fixed overhead cost of the space, a full service salon on top of the tanning services will maximize the utilization of the facility without adding significant overhead cost.  Additionally, the tanning business is somewhat cyclical in that it is busier in the winter months and early spring than in the summer months.  As such, management believes that expanding the services offered balances out the overall seasonal cycles.

We have strived to offer a unique environment and have stressed customer service.  Our facilities tend to be more upscale in design and we have focused on wealthier demographic regions.  Additionally, we have done extensive demographic research prior to opening our salon to make sure the demographics match our perceived target customer.  We believe that our target customer tends to be younger and female with enough disposable income that regular tanning sessions is not deemed a luxury item.

Marketing Strategy

The tanning business is very regional in nature.  Generally, people will go to the tanning salon in their local area.  With this in mind, Ultra Sun has chosen locations that demographically have people with high to medium disposable income and in areas that have longer winter months where outside tanning is not readily available.  Ultra Sun has focused on strip malls that are newer and offer ready access to customers making it easy and quick for customers to stop by the facilities.

Marketing includes direct mail advertising and discount promotions aimed at set mile radius from the salon to concentrate on those who would be shopping or driving by frequently.  Additionally, we rely on signage that is visible from adjacent roads.  With a defined customer base, we are able to keep advertising very directed to our customers.  As we expand, we will focus more on branding our Sahara Sun store concepts to differentiate ourselves from other competitors.  Presently, we are focused on our direct customer contact as a means to attract customers.  In our salon, we have tried to differentiate ourselves by having a more distinctive look that all future salons will mirror.

Regulations

The tanning business is regulated on the state and local level.  The primary regulations pertain to the beds used and health code issues.  Tanning beds must meet certain specifications and be checked on a regular basis to assure no potential defects or injuries to customers.  Health code issues deal with cleanliness of the facility.  We do not believe any of the current regulations are going to be an issue in running our facilities.

Description of Property

Ultra Sun leases space for its salon, which also serves as its corporate offices.  The facilities are 1,820 square feet in size and have an annual lease rate ranging from $17 a square foot in year one of the lease to $19.13 a square foot in year five of the lease with monthly rental ranging from $2,578.33 to $2,901.38 over five years.  The facilities can be released for two consecutive five years lease terms with three percent rent increases each year over the extension terms.

Technology

In our industry, the technology revolves around the tanning beds and new spray-on tanning procedures.  Since we purchase our beds and tanning products, we buy the same technology as our competitors.

Regulations

We do not believe we face extensive regulation.  We have to deal with health and safety regulation but so far they have not been extensive or costly.

Competitors

We face extensive competition from other tanning salons.  Most of our competitors are one and two person shops.  With the nature of our business, our main competitors are generally other tanning salons in our general geographical area.

Concentration of Customers

We do not have any concentration of customers and rely on individuals as customers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We have no patents, trademarks, other than the name Sahara Sun.  We also have no franchisees, concessions, royalty agreements or labor contracts.

Research and Development Costs During the Last Two Fiscal Years

We have not engaged in any research and development in the last two years.

Risks Related to Ultra Sun’s Operations

Ultra Sun’s operations are subject to a number of risks including:

RISK FACTORS ASSOCIATED WITH ULTRA SUN

In order to expand, we will need additional capital which may dilute current stockholders and if we do not find additional financing, we may not be able to expand also making it difficult for us to make a profit.

Ultra Sun has relied on investments and loans from founders and other debt financing to continue in operations.  Ultra Sun may still be in need of additional capital to stay in operations and cover any shortfalls in revenue.  Therefore, the ultimate success of Ultra Sun may be dependent on its ability to raise additional capital.  There is no assurance that any additional funds will be available from any source or, if available, on terms and conditions favorable to Ultra Sun and existing stockholders.

We are a small business and will be dependent on the ability to expand operations to be profitable and increase revenues.

As a small business our business model requires we continue to expand opening new locations.  Each salon is limited in the amount of revenue it can generate and the number of customers in its geographical area.  Accordingly, to generate additional revenues and profits, we need to be able to expand to new locations which will require additional capital.  At this time we have very limited capital and will be dependent on debt and equity financing.  Given current liquidity issues facing the economy in general, there is no assurance we can obtain any debt financing or that the terms of any debt financing will be very favorable.  Additionally, equity financing may be difficult in today’s environment given the current economic climate.  Without financing, we would likely have to postpone additional salon openings limiting our profitability.

There is ongoing concern over the risk of tanning beds and there is a possibility that regulations in the future will substantially affect our industry or limit the number of customers that seek indoor tanning options.

Although tanning beds do not expose individuals to the sun, there is concern over the dangers of tanning beds and many believe they still cause skin damage including skin cancer.  All customers must sign a form indicating they understand the potential dangers of tanning beds including eye and skin injury, allergic reactions, premature aging of the skin and skin cancer.  It is possible that governmental agencies will add more regulations to the tanning industry as it continues to grow which would increase our cost.  Additionally, it is possible that a customer may be injured or have other health problems related to the tanning experience at our facility and seek redress from us.  We currently carry only limited insurance and if we were to lose a lawsuit from an injured customer, it is likely we would not be able to stay in business.

We compete in a very competitive industry with limited barriers to entry and new competitors constantly entering into the market taking away potential customers.

Ultra Sun competes in a highly competitive industry with only minor differentiations in product offered.  As a tanning salon, Ultra Sun will have to rely on location and customer service to differentiate from competitors.  We do not have the name recognition of other salons and will depend on advertisement and walk-in customers.  Many of the competitors whom we compete with have been in existence substantially longer and have an established clientele.  We will have to depend on opening in newer areas and developments where existing tanning salons are not located.  It may be difficult for us to find new sites where there is not already a tanning salon that we would compete against.  Additionally, if we are forced to compete with another salon, the main source of competition in the industry is in prices.  If we have to lower our prices, the ability for us to grow and service our debt load will be questionable.

We currently have very limited resources and depend on current management to keep operating and provide temporary loans.  If we lose any of our current management, it may be difficult for us to stay in business or to find replacements.

Ultra Sun has only two management personnel with Neil Blosch the only full- time manager.  We currently do not have the funds to be able to hire new people and will be dependent on Mr. Blosch to continue to work for Ultra Sun.  If we were forced to go outside and hire new management it is likely our cost would be increased.

We have not and do not intend to pay dividends in the foreseeable future.

Ultra Sun has not paid, and does not plan to pay, dividends in the foreseeable future, even if it were profitable.  Earnings, if any, are expected to be used to expand operations, for research and development and for general corporate purposes, rather than to make distributions to stockholders.

Shares which may be available for resale could have a depressive affect on our stock price if we were to become listed on an exchange or market.

Ultra Sun has previously issued shares of Common Stock that constitute “restricted securities” as that term is defined in rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition.  In 2004, Ultra Sun issued 500,000 shares of Common Stock which were available for resale starting in November 2005.  Sales of these restricted securities under rule 144 or otherwise by current stockholders of Ultra Sun could have a depressive effect on any trading market for Common Stock that may exist now or develop in the future.

It is likely, even if our common stock becomes listed on an exchange or market, that it would be subject to the “penny stock” rules limiting the ability of prospective investors to purchase our shares creating potential liquidity issues for our stockholders.

Ultra Sun’s Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell Ultra Sun’s securities and also may affect the ability of persons now owning or subsequently acquiring Ultra Sun’s securities to resell such securities in any trading market that may develop.

We may issue additional shares of our common or preferred stock which potentially could have a dilutive effect on current stockholders.

Ultra Sun currently has authorized 45,000,000 shares of Common Stock of which 1,300,000 shares are issued and outstanding.  The board of directors has authority, without action by or vote of Ultra Sun’s stockholders to issue all or part of the authorized but unissued shares.  It is likely that Ultra Sun will seek additional equity capital in the future as it develops and markets additional products.  Any issuance of additional shares of Common Stock will dilute the percentage ownership interest of stockholders and may further dilute the book value of Ultra Sun’s shares.

For all of the foregoing reasons and others set forth herein, an investment in these securities involves a high degree of risk.

Employees

As of December 15, 2008, we had 1 full-time employee and 3 part-time employees.

Item 2.  Financial Information

Summary of Financial Information

We had revenues of $185,985 and a net income of $21,837 for the nine-month period ended September 30, 2008.  At September 30, 2008, we had cash and cash equivalents of $14,816 and a negative working capital of approximately $6,831, as opposed to a negative working capital of $44,952 at December 31, 2007.

The following table shows selected summarized financial data for Ultra Sun at the dates and for the periods indicated.  The data should be read in conjunction with the financial statements and notes included herein beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Nine Months Ended September 30, 2008 (Unaudited)	For the Nine Months Ended September 30, 2007 (Unaudited)
Revenues	$ 221,258	$ 181,298	$ 185,985	$ 176,138
Cost of Revenues	27,065	18,499	25,132	21,163
General and Administrative Expenses	41,556	46,930	30,671	27,984
Net Income (Loss)	8,482	(24,320)	21,837	26,270
Basic Income (Loss) per Share	0.01	(0.02)	0.02	0.02
Diluted Income (Loss) per Share	0.01	(0.02)	0.02	0.02
Basic Weighted Average Number of Shares Outstanding	1,300,000	972,877	1,300,000	1,300,000
Diluted Weighted Average Number of Shares Outstanding	1,300,000	972,877	1,300,000	1,300,000
BALANCE SHEET DATA:
	December 31, 2007	December 31, 2006	September 30, 2008 (Unaudited)
Total Current Assets	$ 43,522	$ 57,610	$ 16,729
Total Assets	142,050	186,150	91,823
Total Current Liabilities	88,474	102,257	23,560
Working Capital	(44,952)	(44,647)	(6,831)
Stockholders’ Equity	46,426	37,944	68,263

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  Ultra Sun believes there have been no significant changes during the year ended December 31, 2007.

Ultra Sun’s accounting policies are more fully described in Note 1 of the audited financial statements.  As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the  financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual differences could differ from these estimates under different assumptions or conditions.  Ultra Sun believes that the following addresses Ultra Sun’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

Stock-Based Compensation. The Company has stock-based compensation plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. Under this transition method, stock-based compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based compensation awards granted during the year, or granted in a prior year if not fully vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. The value of the compensation cost is amortized on a straight-line basis over the requisite service periods of the award (the option vesting term).

•	The Company estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:

•	Expected term is determined using an average of the contractual term and vesting period of the award;

•
Expected volatility of award grants made under the Company's plans is measured using the historical daily changes in the market price of similar industry indices, which are publicly traded, over the expected term of the award;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

Forfeitures are based on the history of cancellations of awards granted by the Company and   management's analysis of potential forfeitures.

Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25").

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109).  Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

Plan of Operation

We are currently engaged in the operation of a tanning salon.  We believe that the tanning salon business has been fragmented and operated primarily as single shop owners.  We are hoping to expand by purchasing additional salons and opening new salons to capitalize on the industry fragmentation.  We have spent the last several years developing our salon model and want to be able to expand upon what we have found works best.   This includes expanding upon the traditional tanning business to focus on a salon with a broader product offering with other salon amenities besides tanning.   We also intend to focus on tanning alternatives including spray on tans and tanning products which, we believe, have improved over recent years and now offer a comparable appearance to traditional outdoor and indoor tanning.

Over the last several years of operations, we believe we have developed a business model that can be applied to multiple locations with each location being profitable and providing a steady income stream.  We have experimented with the appearance of a tanning salon and offering different services and products for several years.  Now, we believe, we have developed an appearance and product category that can be expanded to multiple locations across the country.  This expansion will require additional capital and given current economic conditions may require we seek equity investments instead of relying solely on debt financing.

It is our goal to open multiple locations and then be able to expand into our own line of private label tanning and beauty products that we can sell at our locations.  We have already been focusing on up selling clients with different tanning and beauty products and found sufficient receptiveness to the product sales that we believe it can become a revenue channel for us.  We believe with multiple locations, we can purchase in bulk at reduced prices and receive better profit margins off of tanning and beauty product sales.

Our future success will be dependent on our ability to open multiple locations.  We have been looking for new sites for several additional salons and believe we can obtain sufficient debt financing for the next two to three stores but beyond that number we will need to have additional equity infusions.  Debt financing will require guarantees from current management who have indicated a willingness to continue to provide personal guarantees for initial planned expansion.

Results of Operations

September 30, 2008 (Unaudited)

For the nine months ended September 30, 2008, we had revenues of $185,985 with net income of $21,837 compared to revenues of $176,138 for the nine months ended September 30, 2007, with net income of $26,270 for the nine months ended September 30, 2007.  Our operating expenses increased from $123,681 to $145,071 for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007.  Operating expenses increased as we hired additional employees and as rent increased.   We anticipated the increase in expenses as we started to focus on expansion and training additional salon management.  We expect operating expenses to remain around current levels for the foreseeable future.  We are hopeful, given current economic conditions, that we will be able to negotiate better rental agreements in the future but no assurance can be given until actual agreements are signed.

December 31, 2007

For the year ended December 31, 2007, we had revenues of $221,258 with net income of $8,482.  This compares to the year ended December 31, 2006, when we had revenue of $181,298 with a net loss of $24,320.  The increase in revenue is the result, we believe, of having developed a base clientele for the salon and having improved our product offering.  We spent a portion of 2006 and 2007 refining our product offering and salon appearance and trying new tanning and beauty care products.  From these efforts, we believe we have improved on our product offering and salon appearance to the point where we can expand and have profitable operations quicker than in the past.  We also benefited from a reduction in interest expense as we paid down our initial loans on equipment and tenant improvements.  We anticipate future results to remain fairly consistent.  Current economic conditions may reduce revenues as we move forward for a period of time as consumers reduce their discretionary spending.  So far, our business has not seen a shift in consumer spending but we would anticipate at least a short-term effect given current economic conditions.

Seasonality and Cyclicality

Although our salon receives steady business throughout the year, we experience our busiest seasons in the winter and spring months.  We would anticipate this trend to continue.  With the ability to offer spray-on tanning, we are seeing more demand for this tanning method in the summer months as people seek to avoid outdoor tanning.

Liquidity and Capital Resources

As of September 30, 2008, we had a working capital deficit of $6,831 compared to a working capital deficit of $44,952 for December 31, 2007.  Part of the reason for our working capital deficit is we carry very little inventory and have no accounts receivable and had to borrow funds to open the salon and cover initial short- falls.  We believe we will be able to meet ongoing expenses from revenues in the future and any short- falls will continue to be covered by management.  We also believe as we have refined our business model that we will not face short- falls as we did in the past as we tried different salon structures and appearances.  We are hopeful in future quarters that our working capital deficit will be reduced further as we continue to pay off debt.  We have been able to pay off all of our initial long- term debt from revenue and initial equity investments.

As we move to expand our operations, we anticipate incurring new debt as we open new salons.  Our goal is to balance debt financing with equity investments.  We anticipate each new salon will take approximately two to three years to pay off the debt associated with its opening and the purchase of equipment.  We believe that after the first year each new salon should be able to finance its own debt associated with its opening and pay all of the salon’s management cost.   Given current economic conditions of the economy in general, our estimates may have to be revised if consumers further reduce discretionary spending.  If consumers reduce discretionary spending, we may delay further salon openings until the economy is better.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3.  PROPERTIES

Ultra Sun leases space for its salon, which also serves as its corporate offices.  The facilities are 1,820 square feet in size and have an annual lease rate ranging from $17 a square foot in year one of the lease to $19.13 a square foot in year five of the lease with monthly rental ranging from $2,578 to $2,901 over five years.  The facilities can be released for two consecutive five years lease terms with three percent rent increases each year over the extension terms.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 15, 2008, with respect to the beneficial ownership of Ultra Sun’s Common Stock by each director of Ultra Sun and each person known by Ultra Sun to be the beneficial owner of more than 5% of Ultra Sun’s outstanding shares of Common Stock.  At December 15, 2008, there were 1,300,000 shares of common stock outstanding.

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 1,300,000 shares of common stock outstanding as of December 15, 2008, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

Title of Class	Name of Beneficial Owner	Number of Shares Owned	Percent of Class
	Principal Stockholders
Common	Jeff W. Holmes P.O. Box 11207 Zephyr Cove, NV 89448	378,900	29.15%
Common	Kirk Blosch 2081 Lakeline Drive Salt Lake City, Utah 84111	378,900	29.15%
Common	Neil Blosch 1532 East St. Marks Court Salt Lake City, Utah 84124	71,400	5.49%

Officers and Directors
Common	Neil Blosch	See Above
Common	Dave O’Bagy	-0-	-0-
Common	All Officers and Directors as a Group (2 Persons)	71,400

Control by Existing Shareholders

Current management, along with two shareholders, one of whom is the brother of the CEO, have 63.7% control of the issued and outstanding shares of our common stock.  As a result, the persons currently in control of Ultra Sun will most likely continue to be in a position to elect at least a majority of the Board of Directors of Ultra Sun, to dissolve, merge or sell the assets of Ultra Sun, and generally, to direct the affairs of Ultra Sun.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Total	NA	NA	NA

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information with respect to the officers and directors of Ultra Sun.

Name	Age	Position With Ultra Sun
Neil Blosch	49	Director, Chief Executive Officer, Principal Accounting Officer
Dave O’ Bagy	54	Director

The term of office of each director is one year and until his successor is elected and qualified at Ultra Sun’s annual meeting, subject to removal by the Shareholders.  The term of office for each officer is one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical Information

Set forth below is certain biographical information for each of Ultra Sun’s officers and directors and other key personnel.  Investors will be relying on the general business acumen and experience of Ultra Sun’s management and should critically assess the information set forth below.

Neil Blosch has been the owner and operator of tanning salons since 2000, owning Sahara Sun Tanning Salon.  Mr. Blosch is also a licensed General Contractor and specializes in tenant finishing including the tenant finishing of tanning salons.  Mr. Blosch received his Bachelor of Science degree in Economics from the University of Utah.

Dave O’Bagy has been involved in the real estate business since 1985 owning O’Bagy and Associates.  O’Bagy and Associates operates as a real estate broker in Utah and engages in both commercial and residential development.  Mr. O’Bagy graduated from the University of Utah with a B.S. in accounting.

To the knowledge of management, during the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

(1)           filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)           was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)           was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)           acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           engaging in any type of business practice; or

(iii)           engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)           was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

(5)           was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated.

(6)           was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Family Relationships

None of the officers or directors have any family relationship to each other.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Ultra Sun’s chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2007 (collectively referred to as the "Named Executives").  No other executive officer serving during 2007 received compensation greater than $100,000.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Neil Blosch	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CEO, President	2006 2005	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Outstanding Equity Awards At Fiscal Year-End

We had no outstanding equity awards at fiscal year end.

Compensation of Directors

At this time, we do not compensate our directors for their services as directors.

Option/SAR Grants in Last Fiscal Year

In fiscal 2007, no options were granted.

Stock Option Exercise

In fiscal 2007, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2007, 2006, or 2005 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board or directors or both.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

No other compensation arrangements exist between Ultra Sun and our Directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We currently do not have any employment contracts.

Report on Repricing of Options/SARs

We have not adjusted or amended the exercise price of stock options or SARs previously awarded to any executive officers.

Report on Executive Compensation

The Board of Directors determines the compensation of Ultra Sun’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any.   The board of directors does not have an audit or compensation committee because of the size of the board of directors.  As the Company grows, the board of directors will look to add additional directors and add an audit and compensation committee.

The compensation policies utilized by the Board of Directors are intended to enable Ultra Sun to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance.

Base salaries for Ultra Sun’s executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within Ultra Sun’s industry.

Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Ultra Sun, the performance of the executive, particularly with respect to the ability to manage the growth of Ultra Sun, the length of the executive's service to Ultra Sun and any increased responsibilities assumed by the executive.

During 2007, the board of directors of Ultra Sun met one time.  All members of the board of directors were either present in person or by proxy at all the meetings.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and executive officers serving in any capacity for our Company, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2007.

Option Plans

Ultra Sun has no option plans and no outstanding options.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTORS INDEPENDENCE

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

There were no material transactions, or series of similar transactions, during our Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which our Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

There were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

ITEM 8.   LEGAL PROCEEDINGS

Ultra Sun is not involved in any legal proceedings.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED
  STOCKHOLDERS MATTERS

Ultra Sun’s common stock is not quoted on any market or exchange.  Since its inception, Ultra Sun has not paid any dividends on shares of common stock, and Ultra Sun does not anticipate that it will pay dividends in the foreseeable future. At December 31, 2007, we had approximately 54 holders of record.  As of December 31, 2007, Ultra Sun had 1,300,000 shares of our common stock issued and outstanding.

Possible Sale of Common Stock Pursuant to Rule 144

Ultra Sun has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold in limited amounts under Rule 144.  All of Ultra Sun’s issued 1,300,000 shares have been outstanding for several years with the majority of the shares issued in 2005 and 2006.    No shares have been issued since 2006.  Accordingly, all the shares of common stock outstanding would meet the time test of Rule 144 and potentially be available for resale.  With the number of shares potentially becoming available for resale, there could be a depressive effect on any market that may develop for Ultra Sun’s common stock.

Reports to Stockholders

Upon the effectiveness of this Form 10, Ultra Sun will be required to file annual and quarterly reports with the Securities and Exchange Commission.  These reports will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.
ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

Ultra Sun has not sold any securities during the last two years.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

DESCRIPTION OF SECURITIES

Ultra Sun’s amended articles of incorporation authorize Ultra Sun to issue 50,000,000 shares of capital stock, par value $0.001 per share with 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders.  Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any person to the board of directors. Ultra Sun’s bylaws provide that a majority of the issued and outstanding shares of Ultra Sun constitutes a quorum for stockholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Stockholders of Ultra Sun have no preemptive rights to acquire additional shares of Common Stock or other securities.  The Common Stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of Ultra Sun, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  Ultra Sun seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

Shares of Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance.  There are several possible uses for shares of Preferred Stock, including expediting financing and minimizing the impact of a hostile takeover attempt.   Ultra Sun currently has no shares of Preferred Stock outstanding.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders.  The issuance of such shares would reduce the percentage ownership held by current stockholders.

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2007, nor have there been any purchases through December 31, 2008.

Transfer Agent

Ultra Sun’s transfer agent is Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Nevada Corporation Law provides in relevant parts as follows:

(1)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)  The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

Ultra Sun’s certificate of incorporation and bylaws provide that the Registrant “may indemnify” to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that Ultra Sun will indemnify its officer and director to the full extent permitted by the above-quoted statute.

Insofar as indemnification by Ultra Sun for liabilities arising under the Securities Act may be permitted to officers and directors of Ultra Sun pursuant to the foregoing provisions or otherwise, Ultra Sun is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements, notes thereto, and the related independent registered public accounting firm’s report of Ultra Sun are set forth immediately following the signature page to this Form 10 and are herein incorporated by this reference.

ITEM 14.  CHANGES IN AND DISAGAREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None.

ITEM 15 .  Financial STATEMENTS AND EXHIBITS.

The following financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page 1 to our financial statements are herein incorporated:

September 30, 2008
Balance Sheets – As of September 30, 2008 and December 31, 2007
Unaudited Condensed Statements of Operations – For the Three and Nine Months Ended September 30, 2008 and 2007
Unaudited Condensed Statements of Cash Flows – For the Nine Months Ended September 30, 2008 and 2007
                Notes to Unaudited Condensed Financial Statements – For the Nine Months Ended September 30, 2008
December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm
Balance Sheets – As of December 31, 2007 and December 31, 2006
Statements of Operations – For the Years ended December 31, 2007 and 2006
Statements of Changes in Stockholders' Equity – For the Years ended December 31, 2007 and 2006
Statements of Cash Flows – For the Years ended December 31, 2007 and 2006
Notes to Financial Statements – For the Years ended December 31, 2007 and 2006

PART III

ITEM 1. INDEX TO EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K.

Exhibit No.	SEC Reference No.	Title of Document	Location
3(i)	3.01	Articles of Incorporation of Ultra Sun	This Filing
3(i)	3.02	Article IV of the Articles of Incorporation	This Filing
3ii)	3.03	Bylaws of Ultra Sun	This Filing
4	4.01	Specimen Stock Certificate	This Filing
14	14.01	Code of Ethics	This Filing

SIGNATURES
In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Ultra Sun Corp.

By:	/s/ Neil Blosch
Neil Blosch, CEO, Principal Accounting Officer

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned in the capacities and on the dates stated.

Signature	Ttle	Date

/s/ Neil Blosch	Director	January 27, 2009
Neil Blosch

/s/ Dave O'Bagy	Director	January 27, 2009
Dave O'Bagy

Ultra Sun Corp.

Financial Statements

 For the Nine Months Ended September 30, 2008 and 2007

Ultra Sun Corp.
Balance Sheets
As of September 30, 2008 and December 31, 2007

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash	$14,816	$42,725
Inventory	1,913	797
Total current assets	16,729	43,522
Fixed assets:
Furniture and equipment	12,297	10,196
Tanning beds	158,447	158,447
Leasehold improvements	36,365	36,365
Total fixed assets	207,109	205,008
Less accumulated depreciation	(134,743)	(109,208)
Net fixed assets	72,366	95,800
Other assets
Deposits	2,728	2,728

Total assets	$91,823	$142,050

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$10,902	$38,565
Due to related party (note 4)	548	-
Deferred revenue	-	1,582
Note payable - current portion (note 5)	12,110	48,283
Accrued interest - notes payable	-	44
Total current liabilities	23,560	88,474
Long-term liabilities
Notes payable, less current portion (note 5)	-	7,150
Total long-term liabilities	-	7,150
Total liabilities	23,560	95,624

Stockholders' equity (note 3)
Preferred stock; $.001 par value, 5,000,000 authorized
shares, no shares issued and outstanding	-	-
Common stock; $.001 par value, 45,000,000 authorized
shares, 1,300,000 shares issued and outstanding
both periods	1,300	1,300
Additional paid-in capital	226,341	226,341
Retained earnings (deficit)	(159,378)	(181,215)
Total stockholders' equity	68,263	46,426

Total liabilities and stockholders' equity	$91,823	$142,050

See Notes to Unaudited Financial Statements

F-1

Ultra Sun Corp.
Unaudited Statements of Operations
For the Three Months and Nine Months Ended September 30, 2008 and 2007

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue
Tanning and product sales	$41,354	$44,088	$185,985	$176,138
Cost of goods sold	(6,045)	(4,331)	(25,132)	(21,163)

Gross profit	35,309	39,757	160,853	154,975

Operating Expenses:
Advertising	150	152	150	152
Depreciation and amortization	8,547	8,453	25,535	25,360
General and administrative	8,350	8,670	30,671	27,984
Payroll	14,680	12,813	50,580	40,677
Professional fees	2,260	2,140	7,397	4,160
Rent	13,329	8,449	30,738	25,348

Total operating expenses	47,316	40,677	145,071	123,681

Income (loss) from operations	(12,007)	(920)	15,782	31,294

Other income (expense)
Forgiveness of debt	7,870	-	7,870	-
Interest expense	(331)	(1,659)	(1,815)	(5,024)

Total other income (expense)	7,539	(1,659)	6,055	(5,024)

Net income (loss)	$(4,468)	$(2,579)	$21,837	$26,270

Net income (loss) per share	$(0.00)	$(0.00)	$0.02	$ 0.02

Weighted average common
shares outstanding	1,300,000	1,300,000	1,300,000	1,300,000

See Notes to Unaudited Financial Statements

F-2

Ultra Sun Corp.
Unaudited Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007

	For the Nine Months Ended
	September 30,
	2008			2007

Operating Activities
Net income		$21,837		$26,270

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization		25,535		25,360

Changes in operating assets and liabilities:
(Increase) decrease in inventory		(1,116)		-
Increase (decrease) in accounts payable
and accrued expenses		(27,663)		(15,236)
Increase (decrease) in accrued interest		(44)		(625)
Increase (decrease) in deferred revenue		(1,582)		-
Net cash provided by (used in) operating activities		16,967		35,769

Investing Activities
Acquisition of furniture, fixtures & equipment		(2,101)		(3,800)
Net cash used in investing activities		(2,101)		(3,800)

Financing Activities
Principal payments on notes payable		(43,323)		(41,412)
Issuance of common stock for cash		-		-
Cash borrowed from related parties		548		-
Principal payments on notes payable -
related parties		-		-
Net cash used in financing activities		(42,775)		(41,412)

Net increase (decrease) in cash		(27,909)		(9,443)
Cash at beginning of period		42,725		56,435
Cash at end of period		$14,816	$	$ 46,992

Supplemental disclosures
Interest paid in cash	$	$ 1,859	$	$ 5,605

See Notes to Unaudited Financial Statements

F-3

ULTRA SUN CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2008

NOTE   1 – CONDENSED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed financial statements include the accounts of Ultra Sun Corp.  These statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America.  These statements should be read in conjunction with the Company’s most recent annual financial statements for the year ended December 31, 2007.  In particular, the Company’s significant accounting policies were presented as Note 1 to the financial statements in that report.  In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed financial statements and consist of only normal recurring adjustments.  The results of operations presented in the accompanying condensed financial statements for the period ended September 30, 2008 are not necessarily indicative of the operating results that may be expected for the full year ending December 31, 2008.

NOTE   2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - The Company was organized under the laws of the State of Nevada on November 5, 2004 and has elected a fiscal year end of December 31.  On November 15, 2004 (Date of Acquisition) the Company acquired the net assets, with a deemed fair value of ($5,118) on the date of acquisition, and the existing business and trade name of Sahara Sun (a DBA of Neil Blosch, the sole proprietor), for the purpose of continuing operations in the tanning salon business (the Acquisition).  In connection with the Acquisition, the Company also issued $5,000 in stock and $78,000 in notes payable, and acquired a covenant-not-to-compete with a deemed fair value of $88,118, which has been fully amortized.  The Acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard #141, Business Combinations.

Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the periods presented.

Income Taxes – From November 4, 2004, date of inception, through May 31, 2006, the Company operated as a Subchapter S Corporation for tax purposes and cumulative losses of $163,076 were passed through to the Company’s stockholders.  Effective June 1, 2006, the Company converted to a “C” corporation.  The Company had a federal net operating loss carryforward of $18,139 for the period June 1, 2006 through December 31, 2007 which begins to expire in 2026.  The tax benefit of this net operating loss, based on an effective combined federal and state tax rate of 40%, was approximately $7,256 and was offset by a full valuation allowance, after taking into account other deferred tax assets arising from differences in depreciation and amortization.

For the nine-month period ended September 30, 2008, the Company recorded net income before income taxes of $21,837.  There are no deferred income taxes resulting from income and expense items being reported for financial accounting and tax reporting purposes in different periods.  Deferred income tax assets arising from net operating losses have been fully offset by valuation allowances, in accordance with SFAS No. 109 “Accounting for Income Taxes” due to the uncertainty of their realization.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  During the periods ending September 30, 2008 and 2007, the Company did not have non-cash investing activities.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences may be material to the financial statements.

Inventory - Inventory consists of tanning lotions and candles purchased for resale and is stated at the lower of cost determined by the first-in first-out (FIFO) method or market.  Inventory cost includes those costs directly attributable to the product before sale.

Revenue recognition – The Company recognizes revenue from product or tanning sales at the time the purchase is made or services are rendered.  Gift certificates issued are recognized as revenue at the point of sale because the cost of services to be provided when certificates are redeemed is minimal.

F-4

ULTRA SUN CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 200

NOTE   2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements – In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities.

In May 2008, the FASB issued Statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

NOTE   3 – COMMON STOCK TRANSACTIONS

On the Date of Acquisition, the Company issued 100,000 common shares to the sole proprietor of Sahara Sun in connection with the Acquisition at $0.05 per share for a total value of $5,000.

On November 22, 2004, the Company issued 600,000 common shares to its officers for $0.05 per share for $30,000 in cash.

On February 28, 2006, the Company accepted the surrender and cancellation of 200,000 common shares from its officers.

On June 13, 2006, the Company closed an offering for the sale of 800,000 of its authorized but previously unissued common stock at $0.25 per share.  The shares were issued under Nevada securities laws through an offering believed to be exempt from registration under federal law pursuant to section\n 3(b) of the Securities Act of 1933, as amended, Regulation D. Rule 504.  The gross proceeds of the offering were $200,000.  The officers of the Company acted as sales agents and no commissions were incurred by the Company.  A total of $7,359 in expenses directly related to the offering was offset against capital paid in excess of par value.

No preferred stock has been issued since inception.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2008 an officer of the Company used his personal credit card to pay certain operating expenses.  A total of $548 had been advanced on behalf of the Company at September 30, 2008.  The loan is non-interest bearing and is due upon demand.

F-5

ULTRA SUN CORP.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 200

NOTE   5 – NOTES PAYABLE

Note payable, Wells Fargo Equipment Finance, Inc., interest at 6.64%, payable monthly at $3,926 for the period January 1, 2004 through December 31, 2008.

Total principal amount due at September 30, 2008	$12,110

Less current portion	(12,110)

Total long-term portion	$0

NOTE   6 – COMMITMENTS AND CONTINGENCIES

The Company has a non-cancelable operating lease for its facilities.  The lease agreement requires a monthly payment ranging from approximately $2,844 to $3,201 and expires in September 2013.  As of November 30, 2004, the Company was in default on the lease agreement.  The lessor temporarily reduced the monthly payment for the months of November 2004 through October 2005 to $2,000 and deferred the remainder of the monthly payments totaling $7,870 that would have been due during this period of time.

The Company exercised its option to renew the lease for an additional 5-year period on September 12, 2008.  The portion of the lease payments deferred, which had been included in accounts payable and accrued expenses, was forgiven upon renewal of the lease.  The Company has the option to renew the lease for one additional 5-year term at monthly payments beginning at $3,297 and adjusted annually for inflation.  The Company is responsible for all expenses connected with the building, including improvements, utilities, taxes, and repairs.

Total rent expense for the nine-month periods ended September 30, 2008 and 2007 was $30,738 and $25,348, respectively.

Future minimum lease payments for the operating lease for the facility are as follows:

Payments Due During the Year Ended December 31,
$8,531
34,381
35,412
36,475
37,569
28,806

Total	$181,174

NOTE 7 – SUBSEQUENT EVENTS

On December 17, 2008 a stockholder advanced funds to the Company to pay operating expenses.  The Company executed a promissory note for the principal amount of $10,000.  The note calls for simple interest at the rate of eight percent per annum.  The entire principal together with interest is due and payable on or before March 18, 2009.  Any installments on principal and interest not paid when due shall, at the option of the note holder, bear interest thereafter at the rate of twelve percent per annum until paid.

F-6

Ultra Sun Corp.

Audited Financial Statements

 For the Years Ended December 31, 2007 and 2006

Salt Lake Office:
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370
Telephone: (801)281-4700

Kaysville Office:
1284 Flint Meadow Drive, Suite D
Kaysville, Utah 84037-9590
Telephone: (801)927-1337

Ultra Sun Corp.

Audited Financial Statements

 For the Years Ended December 31, 2007 and 2006

Ultra Sun Corp.

Audited Financial Statements

For the Years Ended December 31, 2007 and 2006

Table of Contents

                                                                                                                                                                      Page

Report of Independent Registered Public Accounting Firm                                                                                                                                   F-1
Financial Statements
    Balance Sheets                                                                                                                                                         F-2
    Statements of Operations                                                                                                                                                   F-3
    Statements of Cash Flows                                                                                                                                                  F-4
    Statement of Changes in Stockholders’ Equity (Deficit)                                                                                                                                       F-5
    Notes to Financial Statements                                                                                                                                                F-6 thru  F-9

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Ultra Sun Corp.

We have audited the balance sheets of Ultra Sun Corp. (the Company) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company has suffered net losses since inception arising from its planned principle operations.  These factors raise substantial doubt about the Company’s ability to meet its obligations and to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
June 3, 2008
Kaysville, Utah

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite A, 5/F
Max Share Centre
373 King’s Road
North Point, Hong Kong
Telephone 852.21.555.333
Facsimile 852.21.165.222

www.cpaone.net

ULTRA SUN CORP. Balance Sheets As of December 31, 2007 and 2006

	December 31,
	2007	2006
ASSETS
Current assets:
Cash	$42,725	$56,435
Accounts receivable	0	870
Inventory	797	305
Total current assets	43,522	57,610
Fixed assets:
Furniture and equipment	10,196	10,196
Tanning beds	158,447	154,646
Leasehold improvements	36,365	36,365
Total fixed assets	205,008	201,207
Less accumulated depreciation	(109,208)	(75,395)
Net fixed assets	95,800	125,812
Other Assets
Deposits	2,728	2,728
Total assets	$142,050	$186,150

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$38,565	$34,081
Deferred revenue	1,582	1,659
Note payable - current portion (note 4)	48,283	65,892
Accrued interest - notes payable	44	625
Total current liabilities	88,474	102,257

Long-term liabilities
Notes payable, less current portion (note 4)	7,150	45,949
Total long-term liabilities	7,150	45,949
Total liabilities	95,624	148,206

Stockholders' equity (note 3)
Preferred stock; $.001 par value, 5,000,000 authorized shares, no shares issued and outstanding	-	-
Common stock; $.001 par value, 45,000,000 authorized shares; 1,300,000 shares issued and outstanding for both years	1,300	1,300
Additional paid-in capital	226,341	226,341
Retained deficit	(181,215)	(189,697)
Total stockholders' equity	46,426	37,944

Total liabilities and stockholders' equity	$142,050	$186,150

See Notes to Financial Statements

ULTRA SUN CORP. Statements of Operations For the Years Ended December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
Revenue
Tanning and product sales	$221,258	$181,298
Cost of goods sold	(27,065)	(18,449)

Gross profit	194,193	162,849

Operating Expenses:
Advertising	152	369
Depreciation and amortization	33,813	32,878
General and administrative	41,556	46,930
Payroll	57,088	52,235
Professional fees	12,470	9,235
Rent	34,052	33,060

Total operating expenses	179,131	174,707

Income (loss) from operations	15,062	(11,858)

Other income (expense)
Interest expense	(6,580)	(12,462)

Net income (loss)	$8,482	$(24,320)

Net income (loss) per share	$0.01	$(0.02)

Weighted average common
shares outstanding	1,300,000	972,877

See Notes to Financial Statements.

ULTRA SUN CORP. Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2007 and 2006

					Total
			Additional		Stockholders'
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, January 1, 2006	700,000	$700	$34,300	$(165,377)	$(130,377)

Cancellation of common stock by
related parties prior to offering	(200,000)	(200)	200	-	-

Issuance of common stock for cash
at $0.25 per share, net of offering costs	800,000	800	191,841	-	192,641

Net loss for the year ended
December 31, 2006	-	-	-	(24,320)	(24,320)

Balance, December 31, 2006	1,300,000	1,300	226,341	(189,697)	37,944

Net income for the year ended
December 31, 2007	-	-	-	8,482	8,482

Balance, December 31, 2007	1,300,000	$1,300	$226,341	$(181,215)	$46,426

See Notes to Financial Statements.

ULTRA SUN CORP. Statements of Cash Flows For the Years Ended December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006

Operating Activities
Net income (loss)	$8,482	$(24,320)

Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization	33,813	32,878
Accrued interest	44	625
Changes in operating assets and liabilities:
(Increase) decrease in inventory	(492)	633
(Increase) decrease in accounts receivable	870	(870)
Increase (decrease) in accounts payable
and accrued expenses	3,859	10,903
Increase (decrease) in deferred revenue	(77)	(5)
Net cash provided by (used in) operating activities	46,499	12,949

Financing Activities
Principal payments on notes payable	(56,409)	(39,582)
Issuance of common stock for cash, net of offering costs	0	192,641
Cash borrowed from related parties	0	2,500
Principal payments on notes payable - related parties	0	(118,000)
Net cash provided by financing activities	(56,409)	37,559

Investing Activities
Acquisition of tanning bed	(3,800)	(161)
Net cash used in investing activities	(3,800)	(161)

Net increase (decrease) in cash	(13,710)	50,347
Cash at beginning of year	56,435	6,088
Cash at end of year	$42,725	$56,435

Supplemental disclosures
Interest paid in cash	$6,536	$18,732

Non-cash financing and investing activities:
Acquisition of tanning bed with deposit	$0	$2,700

See Notes to Financial Statements.

Ultra Sun Corp.
Notes to the Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Ultra Sun Corp. (the Company) was incorporated under the laws of the state of Nevada on November 5, 2004. On November 15, 2004 (Date of Acquisition) the Company acquired the net assets, with a deemed fair value of ($5,118) on the date of acquisition, and the existing business and trade name of Sahara Sun (a DBA of Neil Blosch, the sole proprietor), for the purpose of continuing operations in the tanning salon business (the Acquisition).  In connection with the Acquisition, the Company also issued $5,000 in stock and $78,000 in notes payable, and acquired a covenant-not-to-compete with a deemed fair value of $88,118.  The Acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard #141, “Business Combinations.”

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had $42,725 and $56,435 in cash and equivalents at December 31, 2007 and 2006, respectively.

Inventory - Inventory consists of tanning products, such as oils and bronzers, and is carried at the lower of cost or market, using the first-in, first-out method (FIFO) of determining cost.

Fixed Assets - Fixed assets are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method based on estimated useful lives, which range from 3 to 5 years.

Revenue Recognition - The Company recognizes revenue from product or tanning sales at the time the purchase is made or services are rendered.  Gift certificates issued are accounted for as deferred revenues that are recognized at the time the gift certificates are redeemed for products or services.

Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities, as well as footnote disclosures included in the financial statements and accompanying notes.  Actual results may differ from those estimates and such differences may be material to the financial statements.  Significant estimates that may change significantly in the near future include allowances for bad debts and reserves for inventory obsolescence.

Advertising Costs - The Company generally expenses advertising costs as incurred.  Advertising expenses totaled $152 and $369 for the years ended December 31, 2007 and 2006, respectively.

Recently Issued Accounting Pronouncements - In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our financial statements.

Ultra Sun Corp.

Notes to the Financial Statements

For the Years Ended December 31, 2007 and 2006

NOTE 2 – INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The Company has not yet achieved significant profitable operations, and therefore, did not provide any current or deferred federal or state income tax provision or benefit for any of the periods presented because to date, it has experienced operating losses, except for a small amount of net income in 2007.

From November 4, 2004, date of inception, through May 31, 2006, the Company operated as a Subchapter S Corporation for tax purposes and cumulative losses of $163,076 were passed through to the Company’s stockholders.  Effective June 1, 2006, the Company converted to a “C” corporation.  The Company has a federal net operating loss carryforward of $18,139 for the period June 1, 2006 through December 31, 2007 which begins to expire in 2026. The tax benefit of this net operating loss, based on an effective tax rate of 40%, is approximately $7,256 and has been offset by a full valuation allowance, after taking into account other deferred tax assets arising from differences in depreciation and amortization. The valuation allowance decreased by approximately $3,393 during 2007.

NOTE 3 – COMMON STOCK TRANSACTIONS

On the Date of Acquisition, the Company issued 100,000 common shares to the sole proprietor of Sahara Sun in connection with the Acquisition at $0.05 per share for total value of $5,000.

On November 22, 2004, the Company issued 600,000 common shares to its officers for $0.05 per share for $30,000 in cash.

On February 28, 2006, the Company accepted the surrender of 200,000 common shares from its three officers.  The 200,000 shares were canceled and returned to the status of authorized but not issued.

On June 13, 2006, the Company closed an offering for the sale of 800,000 shares of its authorized but previously unissued common stock at $0.25 per share.  The shares were issued under Nevada securities laws through an offering believed to be exempt from registration under federal law pursuant to section 3(b) of the Securities Act of 1933, as amended, Regulation D, Rule 504.  The gross proceeds of the offering were $200,000.  The officers of the Company acted as sales agents and no commissions were incurred by the Company.  A total of $7,359 in expenses directly related to the offering has been offset against capital paid in excess of par value.

No preferred stock has been issued since inception.

Ultra Sun Corp.
Notes to the Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE 4 – NOTES PAYABLE

Note payable, Wells Fargo Equipment Finance, Inc., interest at 6.64%, payable monthly at $3,926 for the period of January 1, 2004 through December31, 2008	$45,903

Revolving note payable, Zion's First National Bank, interest at 8.5%. Interest is payable monthly, while the revolving nature of the loan terminates and is converted to a 4-year fully amortizing loan on August 16, 2007	9,530

Total long-term obligations	55,433

Less current portion	(48,283)

Total long-term portion	$7,150

NOTE 5 – RELATED PARTY TRANSACTIONS

In connection with the Acquisition, the Company issued two promissory notes payable to one of its stockholders totaling $78,000.  The first note was for $30,000 with simple interest at 6% per annum, and was due on or before the earlier of a) the closing of a securities offering where a minimum of $50,000 is raised, or b) November 15, 2005.  By mutual agreement, the maturity date of this note was subsequently extended to November 15, 2006.  The second note was for $48,000 with simple interest at 6% per annum, and was due on or before the earlier of a) one year following the Company achieving a positive cash flow position, or b) November 14, 2006.

As of December 31, 2005, no principal or interest payments had been made on the notes.  Accrued interest at December 31, 2005 was $5,284.  On June 16, 2006, both of the notes, including all accrued interest, were paid in full.  Interest expense for the years ended December 31, 2007 and 2006 was $0 and $3,351, respectively.

On March 21, 2005, the Company entered into promissory notes with two of its officers for a maximum of $10,000 each bearing simple interest at 6% per annum.  Each note required an initial payment to the Company of $5,000, and each of the officers agreed to loan the Company an additional $5,000 upon the Company’s request at any time within one year of the effective date of the original notes.  As of December 31, 2005, the Company had received $20,000 pursuant to the promissory note agreements with its officers.  On June 16, 2006, both notes were paid in full including all accrued interest.  Interest expense for the years ended December 31, 2007 and 2006 was $0 and $546, respectively.

On November 10, 2005, the Company entered into promissory notes with two of its officers for a maximum of $10,000 each bearing simple interest at 6% per annum.  Each note required an initial payment to the Company of $7,500, and each of the officers agreed to loan the Company an additional $2,500 upon the Company’s request at any time within one year of the effective date of the original notes.  As of December 31, 2005, the Company had received $17,500 pursuant to the promissory note agreements with its officers.  On January 5, 2006, the Company received an additional $2,500 pursuant to the promissory note agreements with its officers.  On June 16, the Company repaid the promissory notes in full, including accrued interest.  Interest expense for the years ended December 31, 2007 and 2006 was $0 and $545, respectively.

Ultra Sun Corp.
Notes to the Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE 6 - COMMITTMENTS AND CONTINGENCIES

The Company assumed a 3-year operating lease agreement commencing December 2003, for use of a tanning bed.  Monthly payments were $856, and total lease expense for the years ended December 31, 2006 and 2005 was $9,883 and $10,272, respectively.  The Company purchased the tanning bed upon termination of the operating lease.  The total purchase price was $2,861.

The Company has a non-cancelable operating lease for its facilities.  The lease agreement requires a monthly payment ranging from approximately $2,600 to $2,900 and expires in October 2008.  As of November 30, 2004, the Company was in default on the lease agreement.  The lessor temporarily reduced the monthly payment for the months of November 2004 through November 2005, to $2,000 and agreed to defer the remainder of the $7,870 monthly payment that would have been due during this period of time.  If the Company exercises its option to renew the lease for an additional 5-year period, the deferred amount would be paid in equal monthly installments during the sixth year of the lease.  The deferred amount will be payable in one lump sum during October, 2008 in the event the Company does not renew the lease for an additional 5-year period.

The portion of the lease payments deferred is included in accounts payable and accrued expenses.  The Company has the option to renew the lease for two additional 5-year terms at the previous annual payment adjusted for inflation.  The Company is responsible for all expenses connected with the building, including improvements, utilities, taxes, and repairs.  Total rent expense for the years ended December 31, 2007 and 2006 was $34,052 and $33,060, respectively.

Future minimum lease payments for the operating lease for the facility are as follows:

Payments Due During the Year Ended December 31,
2008	$26,112

Totals	$26,112

NOTE 7 – GOING CONCERN CONSIDERATIONS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred significant cumulative net losses since inception.  As reported in the financial statements, the Company has an accumulated deficit of $181,215.  At December 31, 2007, the Company had total assets of $142,050 and liabilities totaling $95,624.

During June 2006, the Company completed a private offering of 800,000 shares of its common stock, par value $0.001 per share, at an offering price of $0.25 per share in reliance on an exemption from registration provided by Rule 504 of Regulation D.  The Company received $191,641 net proceeds from the offering, which has been used for operations, debt payment, marketing and sales, and the purchase of equipment.

The ability of the Company to continue as a going concern is dependent on its ability to obtain adequate capital to fund operating losses until it is able to engage in profitable business operations.  To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations.  The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements.  The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.